Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2023 relating to the financial statements and financial statement schedules of CBL & Associates Properties, Inc. and subsidiaries and the effectiveness of CBL & Associates Properties, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

June 9, 2023